Exhibit 2.2

SHARE PURCHASE AGREEMENT

AMONG

FIRST PERSON LTD.

(Purchaser)

AND

EACH OF THE SHAREHOLDERS OF TRUMED LIMITED

(Vendors)

AND

TRUMED LIMITED

(Company)

DATED AS OF FEBRUARY 15, 2022

- ii -

ARTICLE 6.	Representations and Warranties of the Purchaser	19

6.1	Incorporation and Qualification of the Purchaser	19
6.2	Authorization of Purchase by Purchaser	19
6.3	No Conflicts	19
6.4	Legal Proceeding	19

ARTICLE 7.	COVENANTS AND AGREEMENTS	20

7.1	Reasonable Best Efforts; Further Assurance	20
7.2	Public Announcement	20
7.3	Restrictive Covenants	20

ARTICLE 8.	CONFIDENTIALITY	22

8.1	Confidentiality	22

ARTICLE 9.	SURVIVAL	22

9.1	Survival of Representations, Warranties and Covenants	22

ARTICLE 10.	GENERAL	23

10.1	Costs and Expenses	23
10.2	Waiver of Rights	23
10.3	Remedies Cumulative	23
10.4	Severability	23
10.5	Assignment	23
10.6	Successors and Assigns	23
10.7	Third Parties	24
10.8	Entire Agreement	24
10.9	Amendment	24
10.10	Governing Law; Attornment	24
10.11	Waiver of Trial by Jury	24
10.12	Counterparts and Delivery by Facsimile	24

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into on this 15th day of February, 2022.

BETWEEN:	TRUMED LIMITED, a corporation incorporated under the laws of Jamaica, for the purposes of providing representations and warranties set out in Article 5; (the “Company”)

AND:	Each of the Persons listed in Schedule A attached hereto under the heading “Vendors”; (individually, “Vendor”, and collectively, “Vendors”)

AND:	FIRST PERSON LTD., a corporation incorporated under the laws of the Province of Alberta. (“Purchaser”)

WHEREAS:

1.	The Vendors are the registered and beneficial owners of the Purchased Shares (as defined herein), as set out in Schedule A, which together represent all of the issued and outstanding shares in the capital of the Company.

2.	The Vendors desire to sell to the Purchaser, and the Purchaser desires to purchase or cause one or more of its Affiliates to purchase, as applicable, from the Vendors, all of the Purchased Shares, subject to the terms and conditions hereinafter.

NOW THEREFORE, in consideration of the respective covenants, agreements, representations and warranties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties covenant and agree as follows:

ARTICLE 1. INTERPRETATION

1.1	Definitions

In this Agreement:

“Accounting Records” means all of the Company’s books of account, accounting records and other financial information (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that other Person. For purposes of this definition, a Person “controls” another Person if that Person possesses, directly or indirectly, the power to direct the management and policies of that other Person, whether through ownership of voting securities, by contract or otherwise and “controlled by” and “under common control with” have similar meanings;

“Agreement” means this share purchase agreement, including all schedules annexed hereto;

“Applicable Laws” means any and all applicable (i) laws, statutes, rules, regulations, by-laws, codes, treaties, constitutions and ordinances, (ii) Orders, and (iii) policies, guidelines, standards, requirements, notices and protocols of any Governmental Authority to the extent that they have the force of law;

“Assets” means all of the tangible and intangible assets of the Company including its Books and Records and Property;

“Books and Records” means the Accounting Records and all other information in any form relating to the Business or the Company, including sales and purchase records, lists of suppliers and customers, lists of potential customers, credit and pricing information, personnel and payroll records, tax records, business reports, plans and projections, production reports and records, inventory reports and records, business, marketing and advertising materials, research and development reports and records, and all other documents, files, records, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

“Business” means the business carried on by the Company consisting of establishing a business for cultivation, manufacturing, distribution, export and sale of Psilocybin based products;

“Business Day” means any day except Saturday, Sunday, any statutory holiday in the City of Calgary, or any other day on which the principal chartered banks in Canada are closed for business;

“Closing” means the completion of the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement;

“Closing Date” means the date of this Agreement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Consent” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Person other than (i) the Company or (ii) any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Contract;

“Contract” means any contract, agreement, plan, undertaking, instrument, note, mortgage, indenture, deed of trust, loan, credit agreements, lease, purchase order or other similar legally binding commitment or arrangement, written or oral, to which the Company is a party or under which it has rights or obligations;

“Encumbrance” means any charge, mortgage, lien, hypothec, prior claim, pledge, claim, restriction, security interest or other encumbrance whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges;

“Ex-Im Laws” means all applicable U.S. and non-U.S. laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations (15 CFR §§730-774), the customs and import laws administered by U.S. Custom and Border Protection;

“First Milestone” means within 24 months from the date hereof, the establishment of a cultivation facility in Jamaica with at least three containers or equivilent and at least 3 trained employees, such facility having remote monitoring capabilities;

“Fourth Milestone” means within 24 months from the date hereof, the receipt by the Company of revenue from sales to arm’s length third party purchasers in the marketplace;

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, Tribunal or judiciary body, in each case whether federal, state, county, provincial and whether local or foreign;

“Legal Proceeding” means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other process and/or proceeding and includes any appeal or review and any application for same;

“Liabilities” means, collectively, (i) any indebtedness and (ii) any direct, indirect or contingent liabilities;

“License” means any license, permit, approval, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Authority;

“LOI” means the letter of intent entered into between the Parties dated October 13, 2021, as amended by the Revival and Amending Agreement between the Parties dated December 20, 2021;

“Material Adverse Change” means any change, event or occurance (without giving effect to this Agreement and the transactions contemplated by this Agreement) with respect to the Business or the Assets, operations, affairs, prospects, condition (financial or otherwise) of the Company that has resulted or that could reasonably be expected to result in a Material Adverse Effect;

“Material Adverse Effect” means any fact, event, circumstance, development, change, effect or condition (without giving effect to this Agreement and the transactions contemplated by this Agreement) that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the results of the Business or the Assets, operations, affairs, prospects, condition (financial or otherwise) of the Company;

“Milestones” means, collectively, the First Milestone, the Second Milestone, the Third Milestone and the Fourth Milestone, and “Milestone” means any one of them;

“Order” means any order, directive, judgment, decree, award or writ of any Tribunal;

“Parties” means the each of the Vendors, the Company and the Purchaser, and “Party” means either one of them;

“Person” includes any individual, body corporate, unlimited liability company, limited liability corporation, partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, Governmental Authority and any other entity or organization of any nature whatsoever;

“Personnel Agreements” means the Ruparell Employment Agreement, the Wagstaff Consulting Agreement and the Wilson Consulting Agreement;

“Promissory Note” means a promissory note in the form of Schedule B;

“Property” includes property, whether real, personal or mixed and whether tangible or intangible;

“Purchase Price” means the consideration payable by the Purchaser to the Vendors for the Purchased Shares under Section 2.2, payable as provided herein;

“Purchased Shares” means all of the issued and outstanding shares of common stock of the Company;

“Regulatory Approval” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Contract, License or Order;

“Representatives” means, in respect of a Party, that Party’s directors, officers, employees, agents, solicitors, accountants, professional advisors and other representatives involved in the transactions contemplated by this Agreement;

“Ruparell Employment Agreement” means the Employment Agreement between the Purchaser and Pratik Ruparell to be entered into as of the Closing Date;

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Trade Laws;

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Trade Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country;

“Second Milestone” means within 24 months from the date hereof, the establishment of an operating extraction laboratory in Jamaica;

“Tax Legislation” means the Code and all federal, state, local, foreign, or other statutes imposing a tax, including all treaties, conventions, case law, interpretation bulletins, circulars and releases, rules, regulations, orders, and decrees of any jurisdiction;

“Tax Returns” includes all reports, elections, returns, and other documents filed or required to be filed under the provisions of any Tax Legislation and any tax forms filed or required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation;

“Tax” or “Taxes” means all federal, state, local and foreign tax (including, without limitation, any income, fiduciary, gross receipts, capital gains, value-added, alternative or add-on minimum, sales, use, property, stamp, transfer, composite, commercial rent, escheat, unclaimed property, business, severance, occupation, disability, social security or social welfare contribution (or similar), payroll, employment, unemployment, withholding, gift, estate, inheritance, succession, franchise, net worth, excise, business occupancy or other tax), or similar levy, impost, tariff, duty (including any customs duty), deficiency, charge or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts;

“Third Milestone” means within 24 months from the date hereof, the cultivation and harvest of at least 10 kilograms of dry mushrooms;

“Transaction Document” means any agreement, certificate or other instrument to be executed or delivered by the Parties concurrently with this Agreement;

“Tribunal” means any court, arbitrator or arbitration panel, or any Governmental Authority or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers, including any stock exchange;

“Wagstaff Consulting Agreement” means the Consulting Agreement between the Company and Gaston Wagstaff to be entered into as of the Closing Date; and

“Wilson Consulting Agreement” means the Consulting Agreement between the Company and Steve Wilson to be entered into as of the Closing Date.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Accounting Principles – Unless otherwise specified, any reference in this Agreement to “generally accepted accounting principles” is to the generally accepted accounting principles in effect in United States at the date of the preparation of the subject document, consistently applied.

(b)	Consent – Whenever a provision of this Agreement requires or contemplates the consent or approval of a Party and that approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, that Party will be deemed to have withheld its approval or consent.

(c)	Currency – Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$” or “USD”, refer to lawful money of the United States.

(d)	Gender and Number – In this Agreement, unless the context requires otherwise, any reference to gender includes all genders and words importing the singular number only include the plural and vice versa.

(e)	Headings, etc. – The division of this Agreement into Articles, Sections and other subdivisions and the inclusion of headings and a table of contents are provided for convenience only and do not affect the construction or interpretation of this Agreement.

(f)	Including – In this Agreement, the words “include” or “including” mean “include (or including) without limitation” and the words following “include” or “including” are not to be considered an exhaustive list.

(g)	Knowledge – Where any representation or warranty is expressly qualified by reference to “the knowledge of the Vendors” or similar words, it refers to the knowledge actually known to, or which after due enquiry and reviewing this Agreement ought to have come to the attention of, in the case of a corporation, the directors, officers or employees of the Vendors, or, in the case of an individual, the Vendor, and the Vendors hereby confirm that they have made due inquiries of all those individuals.

(h)	Performance on Holidays – If any act is required by the terms of this Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day.

(i)	References to Documents – Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document, is a reference to this Agreement or the other agreement or document as it may have been, or may from time to time be, amended, supplemented, restated, novated or replaced and includes all schedules and exhibits to it.

(j)	References to Persons – Unless the context otherwise requires, any reference in this Agreement to a Person includes its heirs, administrators, executors and other legal representatives, successors and permitted assigns.

(k)	References to this Agreement – The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(l)	Schedules - The schedules attached hereto are incorporated herein by reference and form an integral part of this Agreement.

(m)	Statutory References – Unless otherwise specified, any reference in this Agreement to a statute includes all rules and regulations made under it and all applicable guidelines, bulletins or policies made in connection with it and which are legally binding, in each case as it or they may have been, or may from time to time be, amended or re-enacted.

(n)	Time – Time is of the essence of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.

(o)	Time Periods – Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Mountain Time) on the last day of the period. If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Mountain Time) on the next succeeding Business Day.

(p)	Trade Terms – Unless otherwise defined in this Agreement, words or abbreviations which have well-known trade meanings are used in this Agreement with those meanings.

ARTICLE 2. PURCHASE AND SALE OF SHARES

2.1	Purchase and Sale

On the terms and subject to the conditions of this Agreement, at the Closing:

(a)	each Vendor hereby sells, transfers and delivers to the Purchaser, and the Purchaser hereby purchases and acquires from each Vendor, all of the Purchased Shares set opposite each Vendor’s name in Schedule A free and clear of all Encumbrances; and

(b)	the consideration payable to each Vendor by the Purchaser for the Purchased Shares shall be such Vendor’s share of the Purchase Price (as specified in Schedule A).

2.2	Amount and Allocation of Purchase Price at Closing

(a)	Subject to the other terms and provisions of this Agreement, the aggregate purchase price payable by the Purchaser to the Vendors for the Purchased Shares on the Closing Date, shall be equal to the following (collectively, the “Purchase Price”):

(i)	the $60,000 deposit contemplated by the LOI, of which the Vendors acknowledge they received $10,000 on October 28, 2021 and $50,000 on December 22, 2021 (collectively, the “Deposit”);

(ii)	$140,000 at Closing, payable as follows:

(A)	$70,000 by wire transfer of immediately available funds to or as directed by the Vendors; and

(B)	a Promissory Note, executed by the Purchaser and payable to the Vendors, in the principal amount of $70,000;

(b)	The Purchase Price shall be allocated among the Vendors in accordance with their respective pro rata percentages as set out in Schedule A.

(c)	A Milestone will be deemed to have been satisfied when the Purchaser, acting commercially reasonably, determines that the Milestone has been satisfied, provided such Milestone is reached within 24 months from the date hereof, after which time no further Milestone Payment shall be owing. The Purchaser shall immediately notify the Vendors after a Milestone has been achieved. Within three Business Days of notification by the Purchaser to the Vendors of the realization of a Milestone, the Purchaser shall pay the applicable Milestone Payment by wire transfer of immediately available funds to or as directed by the Vendors or issue common shares of the Purchaser (or any successor entity) to the Vendors in accordance with Section 2.2(f).

(d)	The Purchaser agrees and acknowledges that the satisfaction of the Milestones by the Vendors and the Company is contingent upon the receipt of certain financial and logistical assistance by the Vendors and the Company from the Purchaser (the “Milestone Support”), as may be determined from time to time by mutual agreement of the Parties, acting commercially reasonably, and the Purchaser shall use all commercial reasonable efforts to provide and make available the Milestone Support as mutually agreed to by the Parties to the Vendors or the Company, as applicable, and shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding any of the Milestone Payments.

(e)	The Purchaser agrees and acknowledges that if it is unable to provide the Milestone Support mutually agreed to by the Parties for any Milestone, the Vendors shall be entitled to the Milestone Payment corresponding to that Milestone notwithstanding that the Milestone in question has not been satisfied.

(f)	Upon mutual agreement of the Parties, the Purchaser may pay a Milestone Payment through the issuance to the Vendors of common shares of the Purchaser (or any successor entity) at the then current fair market value price per share, as determined in good faith by the Purchaser’s board of directors, in lieu of cash.

(g)	At any time before the payment of the Milestone Payments to the Vendors (or a final determination by the Purchaser under Section 2.2(c) that no further Milestone Payments are or may be payable to the Vendors), if the Purchaser effects a sale, exchange, or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the Assets of the Company or the Business; or an amalgamation, arrangement, or other transaction in which any Person other than the Purchaser or any Affiliate of the Purchaser becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in the Company, then the Purchaser shall (i) remain responsible for all of its obligations with respect to the Milestone Payments under this Section 2.2; or (ii) make provision for the transferee or successor to assume and succeed to the obligations of the Purchaser under this Section 2.2.

2.3	Stamp Duties and Transfer Taxes

The Purchaser shall promptly reimburse the Vendors for all documented stamp duties and tranfer taxes that they incur and pay in connection with the transactions contemplated by this Agreement, up to a maximum of (a) $5,000, in the aggregate, in the case of stamp duties, and (b) $4,000, in the aggregate, in the case of transfer taxes.

ARTICLE 3. MILESTONE PAYMENTS

The parties acknowledge and agree that following the transfer of the Purchased Shares to the Purchaser in accordance with Articles 2 and 3, and in consideration of the further services to the Company to be provided by the Vendors following the Closing, the Purchaser undertakes and agrees, in addition to any other sums payable by the Company to the Vendors, to make the following payments to the Vendors:

(a)	$125,000 (the “First Milestone Payment”) in the event that the First Milestone is satisfied, paid by wire transfer of immediately available funds to or as directed by the Vendors;

(b)	$125,000 (the “Second Milestone Payment”) in the event that the Second Milestone is satisfied, paid by wire transfer of immediately available funds to or as directed by the Vendors;

(c)	$125,000 (the “Third Milestone Payment”) in the event that the Third Milestone is satisfied, paid by wire transfer of immediately available funds to or as directed by the Vendors; and

(d)	$175,000 (the “Fourth Milestone Payment” and collectively with the First Milestone Payment, the Second Milestone Payment and the Third Milestone Payment, the “Milestone Payments”) in the event that the Fourth Milestone is satisfied, paid by wire transfer of immediately available funds to or as directed by the Vendors.

ARTICLE 4. CLOSING ARRANGEMENTS

4.1	The Closing

The Closing of the transaction contemplated by this Agreement shall take place at the offices of the Purchaser’s counsel at 10:00 a.m. (Mountain Time) on the Closing Date, or at such other place, on such other date and at such other time as may be agreed in writing between the Vendors and the Purchaser.

4.2	Deliveries to the Purchaser

Concurrently with the execution of this Agreement, the Company and the Vendors, as the case may be, have delivered to the Purchaser each of the following:

(a)	the share certificates representing the Purchased Shares, in each case accompanied by duly executed instruments of transfer sufficient to transfer the Purchased Shares to the Purchaser free and clear of all Encumbrances;

(b)	certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, and the consummation of all transactions contemplated by this Agreement and the other agreements contemplated by this Agreement;

(c)	the minute books of the Company;

(d)	a certified copy of the certificate and articles of incorporation of the Company;

(e)	a certificate of an officer of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other agreements contemplated by this Agreement; and

(f)	such further documents and assurance as may be reasonably required by the Purchaser in order to consumate the transactions contemplated herein.

4.3	Deliveries to the Vendors

Concurrently with the execution of this Agreement, the Purchaser has delivered to the Vendors each of the following:

(a)	certified copies of the resolutions duly adopted by the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, and the consummation of all transactions contemplated by this Agreement and the other agreements contemplated by this Agreement, including the Personnel Agreements; and

(b)	such further documents and assurance as may be reasonably required by the Vendors in order to consumate the transactions contemplated herein.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES RELATING TO THE VENDORS

The Vendors hereby acknowledges that the Purchaser is relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it. No investigations made by or on behalf of the Purchaser will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Vendors.

The Vendors represent and warrant to the Purchaser that the following are true and correct as of the date hereof, provided however that the Vendors are making such representations and warranties severally and not jointly, pro rata in accordance with their respective holding of the Purchased Shares:

5.1	Authority of the Vendors

Such Vendor has all requisite power and authority and full legal capacity to own the Purchased Shares held by such Vendor and to enter into and perform its obligations under this Agreement and each of the agreement, document, instrument or certificate contemplated by this Agreement to which it is or is to become a party.

5.2	No Solvency or Reorganization Proceedings

Such Vendor is not insolvent and no proceedings have been taken or authorized by the Vendors or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, such Vendor, to the knowledge of the Vendor, have any such proceedings been threatened by any other Person.

5.3	Authorization of Sale by Vendors

The execution and delivery of, and performance by such Vendor of, this Agreement and each of the agreement, document, instrument or certificate contemplated by this Agreement to which such Vendor is or is to become a party and the completion of the transactions contemplated by them have been duly authorized by all necessary corporate action, as applicable, on behalf of such Vendor.

5.4	Validity of Agreement

This Agreement and each agreement, document, instrument or certificate contemplated by this Agreement to which such Vendor is or is to become a party have been or will be duly executed and delivered by the Vendor and are or will be legal, valid and binding obligations of such Vendor enforceable against the Vendor in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.5	Title to Purchased Shares

The Purchased Shares are owned by such Vendor as the registered and beneficial owner with good and valid title to the Purchased Shares, free and clear of all Encumbrances other than those restrictions on transfer, if any, stated in the articles of the Company.

5.6	No Other Agreements or Options

Except for the Purchaser’s right in this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase or other acquisition from the Vendors of any of the Purchased Shares.

5.7	No Conflicts

The execution and delivery of and performance by such Vendor of this Agreement and each agreement, document, instrument or certificate contemplated by this Agreement to which it is or is to become a party do not and will not:

(a)	result in the breach of, conflict with, constitute a default under, result in the acceleration of, allow any Person to exercise any rights under, or cause such Vendor to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i)	where such Vendor is a corporation, its articles, by-laws or any resolutions of the shareholders of the Vendor or the Company; or

(ii)	any agreement, contract or commitment, written or oral, to which such Vendor is a party, under which the Vendor has rights or obligations or by which any of the Property or Assets of the Vendors may be affected;

(b)	result in the breach of, or cause the termination, amendment or revocation of, any Consent or License held by such Vendor or necessary to the ownership of the Purchased Shares;

(c)	result in the violation of any Applicable Laws; or

(d)	result in the creation of any Encumbrance on the Purchased Shares.

5.8	Required Regulatory Approvals

There is no requirement on the part of the Vendors to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the execution, delivery and performance of this Agreement or the consumations of the transactions contemplated by this Agreement, except that the Parties must submit this Agreement and the instruments of transfer of the Purchased Shares to Tax Administration Jamaica for assessment and payment of stamp duty and transfer tax in relation thereto as a pre-requisite to the registration of the Purchaser as the registered holder of the Purchased Shares in the register of members of the Company.

5.9	Legal Proceeding

There is no Legal Proceeding in progress, pending, or, to the knowledge of the Vendors, threatened, against or affecting the Vendors, affecting adversely the ability of the Vendors to enter into this Agreement or perform its obligations under this Agreement, or affecting the title of the Vendors to any of the Purchased Shares, or before or by any Tribunal and there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success nor is there any Order outstanding against or affecting the Vendors which, in any such case, affects adversely or might affect adversely the ability of the Vendors to enter into this Agreement or to perform its obligations under this Agreement.

5.10	Broker’s Fees

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Vendors.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Vendors and the Company hereby jointly represent and warrant to the Purchaser as follows:

6.1	Corporate Power and Authorization

(a)	The Company is a corporation incorporated and existing under the laws of Jamaica and has the corporate power and capacity to own, lease, use and operate its property, carry on the Business as now being conducted by it and enter into and perform its obligations under this Agreement and each of the agreement, document, instrument or certificate contemplated by this Agreement to which it is or is to become a party. The Company is registered, licensed or otherwise qualified to carry on the Business and is in good standing in all of the jurisdictions in which the nature of the Business or the Property or Assets owned or leased by the Company makes that qualification necessary or where the Company owns or leases any material Properties or Assets or conducts any material business, a list of such jurisdictions the Company has disclosed to the Purchaser.

(b)	The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Purchaser and the Vendors, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.2	No Subsidiaries and Investments

(a)	The Company has no subsidiaries and does not own or hold the right to acquire, directly or indirectly, any shares or securities convertible into shares, partnership interest, joint venture interest or other equity ownership interest in any other business or Person.

(b)	The Company is not a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking.

6.3	No Insolvency or Reorganization Proceedings

The Company is not insolvent and no proceedings have been taken or authorized by the Company or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Company or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to the Company nor have any such proceedings been threatened by any other Person.

6.4	Required Regulatory Approvals

There is no requirement on the part of the Company to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain all rights and benefits of the Company under any Contract, Order or License after the Closing, except that the Parties must submit this Agreement and the instruments of transfer of the Purchased Shares to Tax Administration Jamaica for assessment and payment of stamp duty and transfer tax in relation thereto as a pre-requisite to the registration of the Purchaser as the registered holder of the Purchased Shares in the register of members of the Company.

6.5	No Conflicts

The execution and delivery of and performance by the Company of this Agreement and each of the agreement, document, instrument or certificate contemplated by this Agreement to which it is or is to become a party do not and will not:

(a)	result in the breach of, conflict with, constitute a default under, result in the acceleration of, allow any Person to exercise any rights under, or cause the Company to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Company; or

(ii)	any agreement, contract or commitment, written or oral, to which the Company is a party, under which the Company has rights or obligations or by which any of the Property or Assets of the Company may be affected;

(b)	result in the breach of, or cause the termination, amendment or revocation of, any Consent or License held by the Company or necessary to the operation of the Business;

(c)	result in the violation of any Applicable Laws; or

(d)	result in the creation of any Encumbrance on any of the Property or Assets of the Company.

6.6	Share Capital and Options

(a)	The authorized capital of the Company consists of an unlimited number of ordinary shares. All of the Purchased Shares have been issued in compliance with Applicable Laws.

(b)	Except for the Purchaser’s right in this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for (i) the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Company; or (ii) other than in the ordinary course of business, the purchase or other acquisition from the Company of any of its undertaking, Property or Assets.

6.7	Corporate Records

The minute books of the Company and other corporate records made available to the Purchaser for review have been maintained in accordance with Applicable Laws and include:

(a)	complete and accurate copies of the articles of the Company;

(b)	complete and accurate copies of all by-laws of the Company, all of which were duly enacted and are in full force and effect;

(c)	complete and accurate minutes of all meetings of the Company’s shareholders, directors and committees of directors since incorporation, which meetings were duly called and held;

(d)	complete and accurate copies of all resolutions in writing passed by the Company’s shareholders, directors and committees of directors since incorporation, which resolutions were duly passed; and

(e)	the share certificate book, securities register, register of transfers, register of directors, register of members and register of officers of the Company, each of which is complete, accurate and current.

All corporate proceedings and actions reflected in the minute books of the Company have been conducted or taken in accordance with Applicable Laws, the articles of the Company and all by- laws of the Company. There are no shareholders’ agreements or unanimous shareholders’ agreements governing the affairs of the Company or the relationship, rights and duties of its shareholders or directors nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Company.

6.8	Financial Matters and No Undisclosed Liabilities

(a)	Since its incorporation, the Company has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares (or been deemed to have done so) and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares or agreed to do so.

(b)	The Company has no Liabilities, whether known, unknown, accrued, contingent or otherwise, and no event has occurred or circumstance exists which may give rise after the Closing (including any Liability relating to the transactions contemplated herein) to any Liability of any nature whatsoever, except for Liabilities disclosed in writing to the Purchaser.

6.9	Business Carried on in Ordinary Course

Since its incorporation, the Company has carried on the Business in the ordinary course, consistent with past practice.

6.10	Compliance with Applicable Laws

The Company has conducted and is conducting the Business and operates and maintains the Properties and Assets used in the Business in compliance with Applicable Laws. The Company has not received any notice of any alleged violation of any Applicable Laws that has not been remedied or rectified and, to the knowledge of the Vendors, there are no facts that could give rise to a notice of non-compliance by the Company with any Applicable Laws.

6.11	Required Licenses

The Company possesses all Licenses required under Applicable Laws to conduct the Business and to own, use and operate the Properties and Assets used in the Business. True and complete copies of all Licenses have been made available to the Purchaser for inspection, and those Licenses are valid and subsisting and in good standing. There is no default under any of the Licenses, and no proceeding is pending or threatened and no grounds exist to revoke, suspend, lapse, limit or amend any of them. None of those Licenses contains any burdensome term, provision, condition or limitation which has or could have an adverse effect on the Company or the Business.

6.12	No Material Adverse Change

Since its incorporation, there have been no changes in the Business or any of the Assets, operations, affairs, prospects or condition (financial or otherwise) of the Company, in each case other than changes in the ordinary course of the Business, which do not, individually or in the aggregate, constitute a Material Adverse Change.

6.13	Books and Records

All Books and Records have been properly, fully and accurately kept in all material respects and in accordance with Applicable Laws and contain full and accurate records of all material matters relating to the Business. All financial transactions relating to the Business have been accurately recorded in the Accounting Records in accordance with sound business and financial practice. No Books and Records are in the possession or control of, recorded, stored, maintained by, or otherwise dependent on, any other Person.

6.14	Affiliated Transactions

(a)	No officer, director, shareholder, employee or Affiliate of the Company is indebted to the Company nor is the Company indebted to any officer, director, shareholder, employee or Affiliate; and

(b)	no officer, director, shareholder, employee or Affiliate of the Company or any individual in such officer’s, director’s, shareholder’s or employee’s immediate family is a party to any agreement, Contract, commitment or transaction with the Company.

6.15	Banking Information and Powers of Attorney

The Company has provided to the Purchaser a complete and accurate list of (i) the name and location (including municipal address) of each bank, trust company or similar institution in which the Company has an account or safe deposit box, the number or designation of each such account and safe deposit box and the name of each Person authorized to draw thereon or have access thereto; and (ii) the name of each Person holding a power of attorney from the Company, if any, and a summary of its terms. True and complete copies of all powers of attorney have been made available to the Purchaser for inspection.

6.16	Title to the Assets

(a)	The Company is the sole beneficial (and where its interests are registered, the sole registered) owner of all the Property and Assets (whether immovable, personal or mixed and whether tangible or intangible) used by it in connection with the Business or reflected in the Books and Records as being owned by the Company, with good title thereto, free and clear of all Encumbrances.

(b)	There is no contract, option, or any other right of another Person binding upon or which at any time in the future may become binding upon the Company to sell, transfer, assign or in any other way dispose of any part of the Assets other than immaterial assets and other assets sold in the ordinary course of business.

6.17	Real or Leased Property

The Company does not own or have any interest in, nor is the Company a party to or bound by or subject to any option or other Contract respecting, any real or leased Property.

6.18	Material Contracts

Except for the Contracts disclosed in writing to the Purchaser (the “Material Contracts”), the Company is not a party to or bound by:

(a)	any continuing Contract for the purchase of materials, supplies, equipment or services involving more than $2,500 over the life of the Contract;

(b)	any Contract for capital expenditures;

(c)	any bond, debenture, promissory note, trust indenture, loan agreement or other Contract evidencing indebtedness for borrowed money or any currency exchange, interest rate, commodities or other hedging arrangement;

(d)	any non-competition, non-solicitation or similar Contract limiting the freedom of the Company to compete in any line of business or any geographic area, acquire or sell goods or services or establish the prices for its goods or services;

(e)	any Contract entered into by the Company other than in the ordinary course of business; or

(f)	any Contract that is material to the Business.

True and complete copies of all Material Contracts, including any amendments to those Material Contracts, have been made available to the Purchaser for inspection. The Material Contracts are in full force and effect and in good standing with no amendments, no current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Material Contracts; and there are no outstanding defaults or violations under any of those Material Contracts on the part of the Company or on the part of any other party to any of those Material Contracts.

6.19	Legal Proceedings

There is no Legal Proceeding (whether or not purportedly on behalf of the Company) in progress, pending or threatened against or affecting the Company before or by any Tribunal. There is no Order outstanding against or affecting the Company.

6.20	Tax Matters

(a)	Since the incorporation of the Company, no written claim has been made by a Governmental Authority in a jurisdiction where the Company is organized or incorporated that the Company is or may be subject to taxation in such jurisdiction, which claim has not been fully paid, settled or otherwise finally resolved. The Company does not maintain a permanent establishment or fixed place of business in any country other than the country under the laws of which such the Company is organized or incorporated.

(b)	The Company has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has remitted all those amounts withheld and paid all instalments of Taxes due and payable before the date of this Agreement to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.

(c)	At any time since formation and until the signing of this Agreement, the Company has never been a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(d)	The Company (i) is not a party to (or is treated, for U.S. federal income Tax purpose, as being a party to) any joint venture, partnership or other arrangement treated as a partnership for U.S. federal income Tax purposes, and (ii) does not own an ownership or other equity interest in any other Person (other than the Company) for Tax purposes.

6.21	Compliance with Trade Laws

(a)	The Company is aware of United States’ Applicable Laws pertaining to trade, including import and export controls, customs laws, international trade laws, economic sanctions, and anti-corruption or anti-bribery laws, including the laws administered or enforced by the United States (including by Office of Foreign Assets Control or the United States Department of State) and the United Nations Security Council (collectively, “Trade Laws”). The Company is in compliance with Trade Laws and none of the Company’s past acts or omissions would subject the Purchaser or any of its Affiliates to any liability or loss.

(b)	None of the Company or its directors, officers, employees, independent contractors, or agents acting on behalf of the Company has contravened the anti-bribery provisions of the Foreign Corrupt Practices Act (“FCPA”) or the Corruption (Prevention) Act of Jamaica. For greater certainty, but without limiting the foregoing, none of the Company or its employees, agents, independent contractors, directors or officers has, directly or indirectly, made, offered, promised or authorized:

(i)	any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (1) influencing any official act or decision of such official, party or candidate; (2) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority; or (3) securing any improper advantage or concession;

(ii)	any bribe, rebate, payoff, influence payment, kickback, contribution, gift, entertainment, other expense relating to political activity or other unlawful payment of funds in any respect that would reasonably be expected to be material to the Company or received or requested any bribe, rebate, payoff, influence payment, kickback, contribution, gift, entertainment, other expense relating to any business activity of the Company or other unlawful payment of funds for the purposes of directing or influencing the conduct of the Business.

6.22	Broker’s Fees

There are no claims for brokerage commissions, finders’ fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

6.23	Full Disclosure

The representations and warranties of the Company contained in this Agreement, in any Transaction Document and in any other document delivered under this Agreement, are true and correct and do not contain any incorrect, untrue, or misleading statement of a material fact or omit to state a material fact necessary to make the statements contained in those representations and warranties not misleading to a prospective purchaser of the Purchased Shares. Except for matters disclosed in this Agreement, the Company has no knowledge of any facts which, if known to the Purchaser, might reasonably be expected to materially diminish the Purchaser’s evaluation of the value of the Purchased Shares or might reasonably be expected to deter the Purchaser from completing the transactions contemplated hereby.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendors as set out in this Article 6 and acknowledges that the Vendors are relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it.

7.1	Incorporation and Qualification of the Purchaser

The Purchaser is a corporation incorporated and existing under the laws of Alberta, and has the corporate power and capacity to purchase the Purchased Shares from the Vendors and to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is or is to become a party.

7.2	Authorization of Purchase by Purchaser

(a)	The execution and delivery of, and performance by the Purchaser of, this Agreement and each of the Transaction Documents to which it is or is to become a party and the completion of the transactions contemplated by them have been duly authorized by all necessary corporate action on behalf of the Purchaser.

(b)	This Agreement and each of the Transaction Documents to which the Purchaser is or is to become a party have been or will be duly executed and delivered by the Purchaser and are or will be legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

7.3	No Conflicts

The execution and delivery of and performance by the Purchaser of this Agreement and each of the Transaction Documents to which it is or is to become a party do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	result in the breach of, conflict with, constitute a default under, result in the acceleration of, allow any Person to exercise any rights under, or cause the Purchaser to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Purchaser; or

(ii)	any agreement, contract or commitment, written or oral, to which the Purchaser is a party or under which it has rights or obligations; or

(b)	result in the violation of any Applicable Laws.

7.4	Legal Proceeding

There is no Legal Proceeding in progress, pending, or, to the knowledge of the Purchaser, threatened, against or affecting the Purchaser, affecting adversely the ability of the Purchaser to enter into this Agreement or perform its obligations under this Agreement, or before or by any Tribunal and there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success nor is there any Order outstanding against or affecting the Purchaser which, in any such case, affects adversely or might affect adversely the ability of the Purchaser to enter into this Agreement or to perform its obligations under this Agreement.

ARTICLE 8. COVENANTS AND AGREEMENTS

8.1	Reasonable Best Efforts; Further Assurance

(a)	Upon the terms and subject to the conditions set out in this Agreement, and without limiting any other provision hereof, each Party will use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions, including:

(i)	making any further filings and responding to any inquiries under any Applicable Laws;

(ii)	seeking any consent, approval or authorization from, and giving any notice to, any Person that is required as a result of the execution, delivery and performance by the Parties of this Agreement and the consummation of the transactions contemplated hereby;

(iii)	defending any Legal Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and

(iv)	executing and delivering any additional instruments or documents necessary to consummate the transactions contemplated by, and to fully carry out and document the intent of, this Agreement.

(b)	After Closing, the Purchaser, the Vendors and the Company will take all actions, execute and deliver all further documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement and the other Transaction Documents in connection with consummation of the transactions contemplated hereby.

8.2	Public Announcement

On or after the Closing Date, the Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions provided for herein and, except as may be required by Applicable Laws, will not issue any such public statement prior to such consultation. Notwithstanding the foregoing, the Parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Representatives and Affiliates or any of their agents, accountants, attorneys, and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement, including the financing of such transactions.

8.3	Restrictive Covenants

(a)	For a period of five years after the Closing Date each Vendor shall not, directly or indirectly, and in any manner whatsoever, in each jurisdiction in which the Company or the Vendor carries on the Business, engage, invest in, own, manage, operate, finance, control, advise, render services to, guarantee the obligations of, be employed by, or otherwise be connected to or associated with any business that is the same as, substantially similar to, or competitive with the Business carried on by the Corporation, provided, however, that such Vendor may acquire or otherwise own less than 2% of the outstanding shares in the capital of a company that is listed on any other securities exchange that is recognized or regulated by any applicable Governmental Authority.

(b)	For a period of five years after the Closing Date each Vendor shall not, directly or indirectly, (A) solicit, induce, or otherwise cause, or attempt to solicit, induce, or otherwise cause, any customer, licensor, licensee, or any former or prospective customer, supplier, licensor, or licensee that has been contacted or targeted for contact by the Company on or before the Closing Date, or any other Person engaged in a business relationship with the Company, to terminate, curtail, or otherwise modify its relationship with the Company, or (B) interfere in any way with the relationship between the Company, and any of its customers, suppliers, licensors, licensees, or any such former or prospective customers, suppliers, licensors, or licensees, or any other Person engaged in a business relationship with the Company.

(c)	For a period of five years after the Closing Date, each Vendor shall not, directly or indirectly, (A) cause, induce, or attempt to cause or induce, any employee or consultant to terminate its relationship with the Purchaser or the Company; (B) in any way interfere with the relationship between the Company and any of its employees or consultants; or (C) attempt to hire, retain, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee or consultant of the Company.

(d)	Neither the Vendors nor the Company shall make any disparaging statement, either orally or in writing, regarding any of the Purchaser, the Company, their respective products or services, or any of their respective shareholders, directors, officers, employees or consultants.

(e)	Each of the Vendors agrees that this Section 7.3 and the non-compete and non-solicitation covenants set forth herein, including the provisions relating to the duration, geographical area and scope thereof, are reasonable and necessary to protect and preserve the legitimate business interests of the Purchaser and that they are granted to maintain and preserve the value of the Purchased Shares.

(f)	Each of the Vendors acknowledges that any material breach of this Section 7.3 would result in serious and irreparable injury to the Purchaser, for which it could not be adequately compensated by monetary damages alone, and that its remedy at law would not be adequate. Therefore, each of the Vendors acknowledges and agrees that, in the event of a breach by the Vendors, the Purchaser shall be entitled, in addition to any other remedy at law or in equity to which it may be entitled, to equitable relief against any Vendor that is found by a court of competent jurisdiction to have committed a material breach of this Section 7.3, as applicable, including temporary restraining orders and preliminary and permanent injunctions to restrain the Vendors from such breach and to compel compliance with the obligations of the Vendors, and each of the Vendors waives the posting of a bond or undertaking as a condition to such relief.

(g)	For certainty, if, in any jurisdiction, any provision of this Section 7.3 or its application is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions of this Section 7.3 and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances. Within 30 days of such determination that any term or other provision of this Section 7.3 is restricted, prohibited or unenforceable, the Parties shall attempt through good faith negotiations to replace the restricted, prohibited or unenforceable provision with a valid, legal and enforceable provision so as to effect the original economic and legal intent of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.4	Regulatory Matters

The Vendors shall prepare and provide, at their own expense, to the Tax Administration Jamaica all documentation required by such office, including any required financial statements, and subject to Section 2.3, shall pay all Taxes, costs, duties, or otherwise similar charges relating to the transactions contemplated herein. The Vendors shall indemnify, save and hold harmless the Purchaser and the Corporation for all regulatory, legal or administrative claims, demands, liabilities, costs or expenses, including reasonable attorneys’ fees, arising from the violation or alleged violation of any laws, rules, regulations or other regulatory, governmental or administrative restrictions in the Country of Jamaica relating to the transactions contemplated herein.

ARTICLE 9. CONFIDENTIALITY

9.1	Confidentiality

At all times after the Closing, the Vendors will keep confidential, and will cause their trustees, agents and advisors to keep confidential:

(a)	the transactions contemplated in this Agreement and the terms, conditions and other provisions contained in this Agreement and in any Transaction Document, except as may be required by Applicable Laws (including the requirements of any Governmental Authority) and/or as mutually agreed by the Vendors and the Purchaser for marketing and/or customer relations purposes; and

(b)	all financial, technical, commercial or other information, including data, materials, documents, customer lists, financial reports, business plans and marketing information that relate to the Assets, Liabilities, strategies or operations of the Company (including the Business) known by them.

ARTICLE 10. SURVIVAL

10.1	Survival of Representations, Warranties and Covenants

(a)	The representations and warranties of each Party contained in this Agreement and in any other Transaction Document will not merge on and will survive the Closing and will continue in full force and effect for a period of one (1) year thereafter, notwithstanding the Closing or any investigation or knowledge acquired by or on behalf of the other Party.

(b)	The covenants of each Party contained in this Agreement and in any Transaction Document will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the other Party in accordance with the terms of this Agreement or that Transaction Document, as the case may be.

ARTICLE 11. GENERAL

11.1	Costs and Expenses

Unless otherwise specified, each party shall shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by such Party in connection with this Agreement and the transactions contemplated herein. Provided however, that there shall be no liability of the Company on a post-closing basis related to any of the transactions contemplated herein.

11.2	Waiver of Rights

Any waiver of any of the provisions of this Agreement or any Transaction Document will be binding only if it is in writing and signed by the Party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any Party in exercising any right under this Agreement will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement or any Transaction Document will constitute a waiver of any other provision (whether or not similar).

11.3	Remedies Cumulative

Unless otherwise specified, the rights and remedies of a Party under this Agreement are cumulative and in addition to and without prejudice to any other rights or remedies available to that Party and, unless otherwise specified, no single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

11.4	Severability

If any provision of this Agreement or its application to any Party or circumstance is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Agreement and without affecting its application to other Parties or circumstances.

11.5	Assignment

Neither this Agreement nor any of the rights, benefits or obligations under this Agreement are assignable or transferable by the Vendors without the prior written consent of the Purchaser.

11.6	Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11.7	Third Parties

Unless otherwise specified, this Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. No Person other than the Parties will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person.

11.8	Entire Agreement

This Agreement, together with the Transaction Documents, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all other understandings, agreements, representations (including misrepresentations, negligent or otherwise), negotiations, communications and discussions, written or oral, made by the Parties with respect thereto including the LOI. There are no representations, warranties, terms, conditions, covenants or other understandings, express or implied, collateral, statutory or otherwise, between the Parties, except as expressly stated in this Agreement or any Transaction Document. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Transaction Documents. If there is any conflict or inconsistency between the provisions of this Agreement and those in any Transaction Document, the terms and conditions in this Agreement will govern.

11.9	Amendment

This Agreement may not be amended, supplemented or otherwise modified in any respect except by written agreement signed by the Parties.

11.10	Governing Law; Attornment

This Agreement will be construed, interpreted and enforced in accordance with the laws of the Province of Alberta applicable therein. Each Party irrevocably attorns and submits to the non- exclusive jurisdiction of the courts of Alberta.

11.11	Waiver of Trial by Jury

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.12	Counterparts and Delivery by Facsimile

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or by electronic transmission), each of which will be deemed to be an original and all of which, taken together, will be deemed to constitute one and the same instrument. Delivery by facsimile or by electronic transmission of an executed counterpart of this Agreement is as effective as delivery of an originally executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or by electronic transmission shall also deliver an originally executed counterpart of this Agreement, but the failure to deliver an originally executed copy does not affect the validity, enforceability or binding effect of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement on the date first herein above-mentioned.

FIRST PERSON LTD.

By:
Name:	Darcy Campbell
Title:	CFO

TRUMED LIMITED

By:
Name:	Pratik Ruparell
Title:	Company Secretary

SIGNED, SEALED AND DELIVERED in the presence of:

Witness Name	GASTON WAGSTAFF

Witness Signature

Witness Address

SIGNED, SEALED AND DELIVERED in the presence of:

AZNOOR NATHOO
Witness Name	PRATIK RUPARELL

Witness Signature

219 ASPEN RIDGE PL SW CALGARY AS T3H OJ6.
Witness Address

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement on the date first herein above-mentioned.

FIRST PERSON LTD.

By:
Name:	Darcy Campbell
Title:	CFO

TRUMED LIMITED

By:
Name:	Pratik Ruparell
Title:	Company Secretary

SIGNED, SEALED AND DELIVERED in the presence of:

JEZEEL MARTIN
Witness Name	GASTON WAGSTAFF

Witness Signature

21 EAST STREET, KINGSTON, JAMAICA
Witness Address

SIGNED, SEALED AND DELIVERED in the presence of:

Witness Name	PRATIK RUPARELL

Witness Signature

Witness Address

Schedule A

VENDOR	MAILING ADDRESS	PURCHASED SHARES	PRO RATA PERCENTAGE
Pratik Ruparell	21 East Street, Kingston, Jamaica	4,900	49.0%
Gaston Wagstaff	21 East Street, Kingston Jamaica	5,100	51.0%

Schedule B

DEMAND PROMISSORY NOTE

FIRST PERSON LTD.

PROMISSORY NOTE

February 8, 2022	Principal: USD $70,000.00

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Share Purchase Agreement.

WHEREAS Gaston Wagstaff and Pratik Ruparell (the “Vendors”) and First Person Ltd. (the “Purchaser’’) are parties to a share purchase agreement dated on or about the date hereof (the “Share Purchase Agreement’), pursuant to which the Purchaser purchased from the Vendor all the issued and outstanding shares in the capital of TruMed Limited, a corporation existing pursuant the laws of Jamacia;

AND WHEREAS pursuant to Section 2.2(ii)(B) of the Share Purchase Agreement, a promissory note (this “Note”) shall be issued by the Purchaser in favour of the Vendor to evidence a portion of the Purchase Price payable by the Purchaser to the Vendors;

FOR VALUE RECEIVED, the Purchaser, hereby promises to pay to the Vendors the whole of the Principal as set forth below.

1. Payment of Principal and Interest. The Principal shall be payable on or before the earlier of (a) May 15, 2022, and (b) the date on which the Purchaser completes an initial public offering of securities on a “designated exchange” within the meaning of Canadian securities legislation. Interest on the unpaid Principal balance of this Note shall be due and payable annually, together with each payment of Principal, at a rate of the prime rate of the Royal Bank of Canada plus 2% per annum, computed on a calendar year and actual days elapsed.

2. Prepayment. Purchaser shall have the right, at any time and without notice, premium or penalty, to prepay all or any part of the Principal together with interest accrued on the prepaid Principal to the date of prepayment.

3. Assignment. This Note is non-negotiable and may not be assigned by either party without the prior written consent of the other party which shall not be unreasonably withheld. Any assignment, whether actual or attempted in contravention of the foregoing, will be deemed a violation of the terms of this Note and will be null and void ab initio.

4. Waiver. The Purchaser hereby waives demand and presentment for payment, notice of non payment, protest and notice of protest of this note. No failure on the part of the Borrower to exercise, and no delay in exercising, any right, power, or privilege under this Note will operate as a waiver thereof or a consent thereto; nor will a single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All payments under this note are to be made without offset, counterclaim, or deduction of any kind..

5. Binding Effect. The terms and provisions of this Note shall be binding upon Purchaser and its successors and assigns, and shall inure to the benefit of the Vendor and its successors and assigns and any subsequent holder of this Note.

6. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of Alberta.

[Signature page follows.]

DATED at Calgary, Alberta as of this                   day of                                  , 2022.

FIRST PERSON LTD.

By:
Name:	Darcy Campbell
Title:	CFO

[Signature Page - Promissory Note]